                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13D-1 (b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 2)*


                           BioTransplant Incorporated
--------------------------------------------------------------------------------

                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------

                         (Title of Class of Securities)


                                    09066Y107
                               -------------------
                                 (CUSIP Number)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 21 Pages

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 2 of 21 Pages

-------------------------------                    -----------------------------

--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures II, L.P

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,570,886
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,570,886

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,570,886
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           18.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 3 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners II, L.P

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       1,570,886
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    1,570,886

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,570,886
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           18.3%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 4 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures III, L.P

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       874,539
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    874,539

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           874,539
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 5 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners III, L.P

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       874,539
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    874,539

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           874,539
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 6 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Ventures IV, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       258,075
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    258,075

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           258,075
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 7 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HealthCare Partners IV, L.P.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       258,075
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    258,075

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           258,075
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           3.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 8 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James H. Cavanaugh, Ph.D.

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,703,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,703,500

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,703,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 9 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Harold R. Werner

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,703,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,703,500

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,703,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 10 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Crouse

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    15,625
       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,703,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER

                                    15,625

                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,703,500

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,719,125
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           32.0%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                    -----------------------------

CUSIP NO. 09066Y107                      13G                Page 11 of 21 Pages

-------------------------------                    -----------------------------


--------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John W. Littlechild

--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [ ]
                                                                       (b)  [ ]


--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER


       NUMBER OF
        SHARES              ----------------------------------------------------
     BENEFICIALLY            6      SHARED VOTING POWER
       OWNED BY
         EACH                       2,703,500
       REPORTING
        PERSON              ----------------------------------------------------
         WITH                7      SOLE DISPOSITIVE POWER



                            ----------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    2,703,500

--------------------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,703,500
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*
                                                                            [ ]

--------------------------------------------------------------------------------
   11      PERCENTAGE CLASS REPRESENTED BY AMOUNT IN ROW 9

           31.5%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a)      Name of Issuer:

                  BioTransplant Incorporated

         (b)      Address of Issuer's Principal Executive Offices:

                  Charlestown Navy Yard, Building 75, Third Avenue Charlestown, Massachusetts 02129

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), HealthCare Ventures III, L.P. ("HCV III"), HealthCare Partners III, L.P. ("HCP III"), HealthCare Ventures IV, L.P. ("HCV IV"), HealthCare Partners IV, L.P. ("HCP IV"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse(1). See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(2)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV II, HCP II, HCV III, HCP III, HCV IV, HCP IV and Dr. Cavanaugh and Messrs. Werner and Crouse is 44 Nassau Street, Princeton, New Jersey 08542. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV II, HCP II, HCV III, HCP III, HCV IV and HCP IV are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

------------------------------
         (1) Mr. Leschly withdrew as a general partner of each of HCP III and HCP IV effective July 1, 1999.
         (2) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP II, HCP III and HCP IV, the general partner of each of HCV II, HCV III and HCV IV, respectively, the record holder of Issuer's securities.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

         (e)      CUSIP Number:

                  09066Y107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1999: HCV II and HCP II beneficially owned 1,570,886 Shares of Issuer's Securities, consisting of 1,492,009 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 78,877 Shares of Issuers Common Stock; HCV III and HCP III beneficially owned 874,539 Shares of Issuer's Securities, consisting of 774,834 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 99,705 Shares of Issuer's Common Stock; HCV IV and HCP IV beneficially owned 258,075 Shares of Issuer's Securities, consisting of 228,504 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 29,571 Shares of Issuer's Common Stock; Dr. Cavanaugh and Messrs. Werner and Littlechild beneficially owned 2,703,500 Shares of Issuer's Securities, consisting of 2,495,347 Shares of Common Stock and immediately exercisable warrants to purchase 208,153 Shares of Issuer's Common Stock; and Mr. Crouse beneficially owned 2,719,125 Shares of Issuer's Securities, consisting of 2,495,972 Shares of Issuer's Common Stock and immediately exercisable warrants and options to purchase 223,153 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1999: the 1,570,886 Shares of Issuer's Securities beneficially owned by HCV II and HCP II constitute 18.3% of Issuer's Shares outstanding; the 874,539 Shares of Issuer's Securities beneficially owned by HCV III and HCP III constitute 10.2% of the Issuer's Shares outstanding; the 258,075 Shares of Issuer's Securities beneficially owned by HCV IV and HCP IV constitute 3.0% of Issuer's Shares outstanding; the 2,703,500 Shares of Issuer's Securities beneficially owned by Dr. Cavanaugh and Messrs. Werner and Littlechild constitute 31.5% of Issuer's Shares outstanding; and the 2,719,125 Shares of Issuer's Securities beneficially owned by Mr. Crouse constitute 32.0% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable

                  (ii) shared power to vote or to direct the vote: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those Shares owned by HCV IV.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable

                  (iv) shared power to dispose of or to direct the disposition of: HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV II.

                           HCV III, HCP III, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV III.

                           HCV IV, HCP IV, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those Shares owned by HCV IV.

Item 5.      Ownership of Five Percent or less of a Class:

             Inapplicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another Person:

             Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

             Inapplicable.

Item 8.      Identification and Classification of Members of the Group:

             Inapplicable.

Item 9.      Notice of Dissolution of Group:

             Inapplicable.

Item 10.     Certification:

             Inapplicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000                        HealthCare Ventures II, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners II, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners II, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Ventures III, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners III, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners III, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners IV, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           James H. Cavanaugh, Ph.D.

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           Harold R. Werner

                                                                   Page 17 of 21

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Cambridge, Massachusetts                       -----------------------------
                                                           John W. Littlechild

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           William Crouse


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of BioTransplant Incorporated and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 11, 2000                        HealthCare Ventures II, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners II, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners II, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Ventures III, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners III, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners III, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners IV, L.P.

                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                                 By:   /s/ Jeffrey Steinberg
                                                       -----------------------------
                                                           A General Partner

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           James H. Cavanaugh, Ph.D.

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           Harold R. Werner

                                                                   Page 19 of 21

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Cambridge, Massachusetts                       -----------------------------
                                                           John W. Littlechild

Dated:  February 11, 2000                        By:   /s/ Jeffrey Steinberg
        Princeton, New Jersey                          -----------------------------
                                                           William Crouse

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2000                        HealthCare Ventures II, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners II, L.P.

                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners II, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Ventures III, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners III, L.P.

                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners III, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners IV, L.P.

                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                          James H. Cavanaugh, Ph.D.


Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                          Harold R. Werner


Dated:  February 11, 2000                        By:
        Cambridge, Massachusetts                     -------------------------------
                                                          John W. Littlechild


Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                           William Crouse

                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

                  The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of BioTransplant Incorporated and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 11, 2000                        HealthCare Ventures II, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners II, L.P.

                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners II, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Ventures III, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners III, L.P.

                                                 By: -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners III, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Ventures IV, L.P.,
        Princeton, New Jersey                    by its General Partner, HealthCare Partners IV, L.P.

                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        HealthCare Partners IV, L.P.
        Princeton, New Jersey
                                                 By:
                                                     -------------------------------
                                                          A General Partner

Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                          James H. Cavanaugh, Ph.D.


Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                          Harold R. Werner


Dated:  February 11, 2000                        By:
        Cambridge, Massachusetts                     -------------------------------
                                                          John W. Littlechild


Dated:  February 11, 2000                        By:
        Princeton, New Jersey                        -------------------------------
                                                          William Crouse